EX-99.2R CODE ETH 2 callancoemay2015.htm CODE OF ETHICS CALLAN

Callan Associates Inc.

600 Montgomery Street, Suite 800 San Francisco, CA 94111 www.callan.com

Ann C. De Luce

Executive Vice President, COO & CCO

Code of Ethical Responsibility (“Code”)

Revised October 2015

1. Introduction

Callan’s ethical responsibility is to provide objective information to our prospects and clients. Our success depends not only on the quality of information we provide, but on the degree of professionalism, honesty and integrity with which we conduct ourselves in the collection, processing and dissemination of information. We are also subject to various laws and regulations that govern investment advisers’ conduct. This Code describes the standards of conduct that are expected of all employees generally, sets forth certain policies relating to potential conflicts of interest, and addresses confidential information, personal securities trading, and certain other areas where employee conduct has the potential to affect adversely the interests of our clients. Callan’s Code incorporates the components of the CFA Institute’s rigorous Code of Ethics. Employees are also required to adhere to the firm-wide Compliance Policies & Procedures, many of which are summarized in this Code.

For purposes of this Code, “employee” means any officer or director of Callan (or other person occupying a similar status or performing similar functions) or any employee of Callan.

Callan’s CCO or his/her designee is responsible for the implementation of this Code. The CCO or his/her designee will maintain a list of employees and provide each employee with a copy of this Code, as it may be amended or supplemented. Receipt of this Code, and any amendment or supplement, must be acknowledged in writing. Included within the Acknowledgement at Exhibit A, is a form of acknowledgment for the Code.

2. Standards of Conduct

The following are the basic principles that guide the conduct of our business:

a.	A Callan employee will act at all times with integrity, competence, diligence, respect and in an ethical manner in all dealings with our clients and prospects, our fellow employees, and other members of the investment community.
b.	Callan will conduct itself solely in the best interest of each client and such client’s participants/beneficiaries by offering advice in the contracted area(s) of responsibility irrespective of Callan’s dealings or relationships with any other entity.
c.	When performing services related to plans that are governed by ERISA or similar statutes, including government plans, Callan employees will consider the needs and interests of plan participants and/or beneficiaries when attending to client matters.
d.	Employees must attempt to avoid wherever possible actual or potential conflicts between their or Callan’s interests, on one hand, and clients’ interests, on the other hand, and fully disclose all material facts to the CCO or his/her designee concerning any conflict that does arise with respect to any client.
e.	Employees must avoid any abuse of their position of trust with or responsibility to Callan and its clients, including taking inappropriate advantage of those positions.
f.	Employees must not violate any applicable securities laws, regulations and ERISA.
g.	Employees must maintain and improve their professional competence and strive to maintain and improve the competence of other industry professionals.

It is the duty of each employee to consider and meet these standards of conduct, and to comply with all other provisions of this Code, in all his/her professional or personal dealings.

3. Potential Conflicts of Interest

The mix of services Callan offers may give rise to one or more conflicts of interest. For example, the company's receipt of fees from investment management firms who subscribe to Callan's ICG services (“manager clients”) could potentially conflict with the investment manager searches Callan performs for its “advisory clients,” including its FSC clients, its selection of the investment managers who participate in the Unified Managed Account (“UMA”) platform offered to the IAG clients, or its manager selection activities on behalf of the funds offered by TAG, ( together “Callan Funds”). In all cases, employees must carry out their duties solely in the best interests of our advisory clients, and free from all compromising influences and loyalties. The following specific policies relating to potential conflicts of interest are designed to achieve this goal.

a.	General
1.	Callan’s manager search services and products will be designed to promote fair and even competition among all qualified candidates meeting the requirements and limitations, if any, prescribed by the advisory client.
2.	Callan’s investment measurement services will be designed and presented to our advisory clients in a manner that presents fairly, objectively, and meaningfully the results achieved by individual managers, asset classes, and the total fund.
3.	Callan will continue to maintain peer review processes through the Manager Search Committee, the Client Policy Review Committee, Alternative Investments Review Committee, Defined Contribution Committee, and their respective successors. These oversight committees are intended to maintain objectivity and eliminate potential personal bias for manager/recordkeeper searches, strategic planning studies and similar work.
4.	Neither Callan nor any Callan employee will accept “finder’s fees” or enter into agreements that offer financial rewards dependent upon our advisory client’s procurement decisions without full disclosure of the agreement to such client.
5.	All consulting fees will be quoted in hard dollars.
6.	Callan reports, letters and other communications will display the date of preparation along with all other relevant dates that encompass the period of analysis.
7.	A Callan employee will not copy or use in substantially the same form (plagiarize) in reports to or other communications with clients or prospects materials prepared by anyone outside of Callan without proper attribution.
b.	Investment Manager Relationships
1.	An investment manager’s business relationship with Callan, or lack thereof, will not affect that manager’s inclusion or exclusion from a manager search or evaluation project or from the selection process for the UMA platform, the Middle Market Matrix, or the Callan Funds.
2.	The Callan Manager Search Committee will not consider a manager’s business relationship with Callan, or lack thereof, in any way in its deliberations. It is the Committee Chairman’s responsibility to prevent any such discussions.
3.	Callan will not maintain any type of code or other method of designating a manager’s business relationships with Callan in any screening process used as part of a manager search or evaluation project.
4.	Callan’s Global Manager Research Department will maintain an open door policy toward all investment managers, whether or not they have a business relationship with Callan. Participation in Callan’s databases is free and at the manager’s discretion.
5.	Global Manager Research Department staff and members of the firm’s Manager Search Committee will routinely disclose to the Manager Search Committee any familial relationship with investment management firms.
6.	The ICG will not attempt to influence investment manager search or evaluation activity on behalf of their manager clients, either formally or informally.
7.	ICG consultants and Callan Investments Institute (“CII”) personnel will inform all manager clients and prospects that the purchase of services or products does not entitle them to any preferential treatment in the services conducted by Callan; such manager relationships do not affect the outcome or process by which any of Callan’s services are conducted.
8.	Fund sponsor consultants will not market products to investment managers, but may refer managers to the ICG.
9.	CII personnel will coordinate manager client attendance at CII programs by maintaining a reasonable balance between fund sponsor and manager clients.
10.	CII personnel will discourage manager clients from directly marketing their investment management services at CII functions. Violations by investment managers may result in the loss of their client relationship.
11.	Callan will disclose to fund sponsor clients the existence of all business relationships with investment managers on request as well as on an annual basis, in the initial client contract, as part of each manager search project, and in each quarterly performance measurement report.
12.	Fund sponsor client requests for more detailed information on manager relationships, including specific information regarding the fees paid to Callan by the managers employed by their fund, will be handled directly by Callan’s compliance department. Other client requests for more detailed information on manager relationships will be handled directly by compliance staff to ensure that confidentiality of client information is appropriately respected.
c.	Trust Advisory Group (“TAG”)
Except when stated otherwise, the following provisions pertain to employees in and services provided by TAG:
1.	Callan will disclose to all advisory clients the fact that Callan, through TAG, manages multi-manager funds. TAG serves as the sponsor and adviser to two multi-manager equity funds: a small cap fund operating within the Diversified Alpha Group Trust, and a micro-cap fund operating within the Callan Multi-Manager Trust (together with Diversified Alpha Group Trust, the “Private Trusts”). TAG is the non-discretionary adviser to a series of Target Maturity Funds known as Callan GlidePath® Funds (together with the Private Trusts, the “Callan Funds”). In addition, TAG is the discretionary investment adviser to a series of proprietary target date mutual funds sponsored by a US- based corporation and/or its related entities for use by employees in their 401(k) and 403(b) retirement plans, and TAG acts in discretionary and non-discretionary capacities, as either adviser or sub-adviser, to special purpose Collective Investment Trusts (CITs) sponsored by trust companies. TAG also serves as the discretionary adviser for certain outsourced CIO clients.
2.	Callan consultants can discuss the Callan Funds with their fund sponsor clients and prospects, describing them in
general	terms, to help clients and prospects understand Callan’s full range of services. During this type of discussion
consultants	should describe the policies Callan has put in place to separate the two businesses and protect both
clients	and Callan from any possibility of engaging in any activity that might be viewed as a prohibited transaction. If a
fund	sponsor client or prospect requires more specific information regarding TAG, including detail on the portfolios
that	it oversees, they are to be referred to TAG’s personnel.
3.	Under no circumstances can fund sponsor consultants provide prospects with offering materials or marketing
materials	for the Private Trusts. Fund sponsor consultants can provide prospects with standard approved materials
describing	the Callan GlidePath Funds. They can also supply clients with these materials upon the client’s request, or
as	part of our disclosure process.
4.	Callan fund sponsor consultants are prohibited from providing consulting advice to their clients with respect to an
investment	of plan assets in any of the Callan Funds. For fund sponsor consulting clients, Callan consultants can
continue	to provide performance evaluation on the total fund, include any Callan Funds, but cannot provide an opinion
on	the Callan Fund’s performance, specifically as it might relate to an additional contribution or withdrawal.
5.	Callan will not recommend any Callan Funds in searches conducted by Callan on behalf of a fund sponsor client.
6.	Callan employees are not eligible for incentive compensation related to sales of any of TAG’s products and services.
7.	TAG employees must deal fairly and objectively with all clients when providing investment information, advice, or
taking	investment action.
8.	TAG employees must have a reasonable and adequate basis for investment decisions.
9.	Investment actions can only be taken that are consistent with the stated objectives and constraints of the Callan
Funds.
10.	Adequate disclosures and information must be provided to investors in Callan Funds so they can consider whether
any	proposed changes in the investment style or strategy meets their investment needs.
11.	Priority to investments must be given to advisory clients over those that benefit Callan’s own interests.

12.	Client portfolio value must be maximized by seeking best execution by the fund’s sub-advisers for all client transactions.
13.	Policies must be established to ensure fair and equitable trade allocation among client accounts.
14.	Portfolio information provided to clients should be accurate and complete and there must be independent third-party confirmation or review of such information.
15.	There must be qualified staff and sufficient human and technological resources to thoroughly investigate, analyze, implement, and monitor investment decisions and actions.
16.	Performance information must be presented that is fair, accurate, relevant, timely, and complete.
17.	Clients must be communicated with on an ongoing and timely basis and such communications should include disclosure of any review or audit of the fund or account as well as significant TAG personnel or organizational changes that have occurred.
18.	TAG must establish and disclose its risk management process which identifies, measures, and manages the risk position of the portfolio, including the sources, nature and degree of risk exposure.
4.	Confidential Information
a.	General
This Code covers two types of confidential information: Issuer Information and Client Information. Issuer Information is material nonpublic information concerning securities or their issuers. Client Information is information received from or related to a client or a prospective client that is not readily available to the public.
b.	Issuer Information
Callan employees may acquire Issuer Information from time to time during the course of performing their duties. This information may not be used to benefit employees or Callan, either by trading based on such information (“insider trading”) or by providing such information to others (“tipping”). Callan has adopted an Insider Trading Policy that describes more fully what constitutes insider trading and tipping and the substantial penalties for engaging in those activities. The Insider Trading Policy is attached to this Code as Exhibit B. An employee should refer to the Insider Trading Policy (as well as this Code) whenever the employee believes he or she may have material nonpublic information.
c.	Client Information
Client Information will typically come into the possession of Callan employees in the normal course of business. Except as required to perform their obligations as Callan employees, employees will not use or disclose any Client Information. In no event may Client Information be used in connection with securities transactions for the benefit of Callan’s proprietary accounts or the accounts of employees or related persons. Client Information may be governed by a confidentiality or non-disclosure agreement with Callan. In these circumstances, the information may be used or
disclosed	only in accordance with the agreement.
d.	Safeguarding of Confidential Information
Confidential	information must be stored in a manner which prevents misuse of such information. Callan has adopted
a	Privacy Policy that describes more fully Callan’s policies and procedures for maintaining the confidentiality of any
nonpublic	personal information collected from certain clients. Callan also requires that all employees sign a non-
disclosure	agreement to further safeguard Client Information.
5.	Personal Securities Trading Reports

a.	General
To protect against possible conflicts of interest and misuse of confidential information, trading of securities by certain employees and related persons is subject to review by the CCO or his/her designee.
b.	Reporting by Access Persons
Callan has identified the following employees to be access persons: all Officers and Directors, TAG employees, Compliance employees, and TAG support staff, and general/specialist consultants from the following groups: Fund Sponsor Consulting, Global Manager Research, Private Equity, Hedge Funds, Capital Markets Research, Real Assets Consulting. Callan has not identified any other Callan employees as being access persons. For this purpose, access person means any employee who: (1) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered fund for which Callan or any of its affiliates acts as an investment adviser; or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
Access persons must submit to the CCO or his/her designee a report of all reportable securities of which they are beneficial owners by completing a questionnaire in the form of Exhibit C, not later than 10 days after becoming an access person and on or before February 14th of each year thereafter. Access persons must register their brokerage accounts with the Personal Securities Transaction (PST) module at Callan’s software vendor, NRS, to allow Callan compliance review of reportable securities holdings and transactions and pre-clear any reportable security trades. This includes 401k Plan self-directed securities trading, securities in initial public offerings and in private placements as required by Rule 204A-1(b) and (c) under the Advisers Act.
If an employee believes that, for whatever reason, he or she may have access to any information that would make the employee an access person, the employee should discuss the matter immediately with the CCO or his/her designee. The CCO or his/her designee will then determine whether the employee, and any other employee of Callan, should submit the reports and obtain the pre-clearance required by Rule 204A-1(b) and (c) and whether this
Code	should be amended to reflect these obligations in more detail.
For	purposes of this Code, “reportable security” means a publicly-traded security, or any security defined in Section
202(a)(18)	of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), except that it does not include:
(1)	direct obligations of the United States Government; (2) bankers’ acceptances, bank certificates of deposit,
commercial	paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued
by	money market funds; (4) shares issued by registered open-end funds (e.g., mutual funds, ETF’s and ETN’s), other
than	funds for which Callan or any of its affiliates acts as investment adviser; or (5) shares issued by unit investment
trusts	that are invested exclusively in one or more of such open-end funds.
For	purposes of this Code, “beneficial owner” is interpreted in the same manner as it would be under Rule 16a-1(a)(2)
under	the Securities Exchange Act of 1934, as amended. A shareholder may be deemed to have beneficial
ownership	of securities held by another person if, by reason of any contract, arrangement, understanding,
relationship,	or otherwise, the shareholder can share in any profit from the securities, including securities held by a
family	member sharing the same household;, by a partnership, corporation, or other entity controlled by the
shareholder;	or by a trust of which the shareholder is a trustee, beneficiary or settlor.
No	report is required with respect to securities held in accounts over which the access person has no direct or indirect
influence	or control. Influence and control is the ability to make suggestions to or to direct the manager of a wholly
discretionary	account to make purchases and sales of securities or to consult with the manager of a wholly
discretionary	account as to the particular allocation of investments in the account. All reports will be maintained in
confidence,	except to the extent necessary or appropriate to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.
c.	Review Procedure
The CCO or his/her designee will review all access person’s Reportable Securities trades for compliance with this Code.
6.	Political and Charitable Contributions
Contributions to charitable causes and non-profit organizations for clients and prospects are subject to prior approval by the CCO and senior management. Callan will not make donations to personal pursuits of clients (i.e., charitable project of a trustee), nor will Callan reimburse employees for such donations. Callan will, on occasion, contribute to industry-related charitable events and/or groups (i.e., in the past Callan contributed to Toigo Foundation). Callan has adopted procedures to implement the firm's policy of not making Political Contributions, and not permitting its employees to make Political Contributions in excess of permitted amounts, directly or indirectly, without advance notice to, and the consent of, the CCO and senior management.
a.	Firm Contributions

Callan, as a firm, does not make any political contributions, whether in the form of gift, loan, subscription, advance, deposit of money, payment of debt or transition (inauguration), costs, or anything of value (each a “Political Contribution”); to any person who was, at the time of such Political Contribution, an incumbent, candidate, or successful candidate for elective office (individually a “Candidate or Official” and collectively, “Candidates or Officials”) of a Governmental Entity.1 Similarly, Callan does not coordinate or solicit any person or political action committee to make Political Contributions to any Candidate or Official of a Governmental Entity. For purposes of this Code, any individual that seeks to hold, holds, or will hold an office that is directly or indirectly responsible for, or can influence the outcome of the hiring of Callan by the Governmental Entity or who can appoint any person who is directly or indirectly responsible for, or can influence the hiring of Callan by the Governmental Entity; is a Candidate or Official.

b.	Employee Contributions
No employee and their spouse/partner/household members are permitted to provide or agree to provide, directly or indirectly, any payment to any person to solicit a Governmental Entity for Callan services.[2]
No employee and their spouse/partner/household members are to coordinate or solicit, directly or indirectly, another person to coordinate a political action committee or to make any form of Political Contribution to any Candidate or Official of a Governmental Entity without the prior written approval of senior management.
No employee nor their spouse/partner/household members shall make, directly or indirectly, any form of Political Contribution to any Candidates or Officials of a Governmental Entity in excess of $350.00 per election if the contributor is entitled to vote in the election for the position in which the Candidate or Official is seeking election or re- election at the time of the contribution, or in excess of $150.00 to any Candidates or Officials per election if the contributor is not entitled to vote in the election for the position in which the Candidate or Official is seeking election or re-election at the time of the contribution. Callan will not reimburse employees for Political Contributions.
c.	Employee Reporting Requirements
Each employee shall report to senior management all Political Contributions made by the employee and their spouse/partner/household members, directly or indirectly; to Candidates and Officials of governmental entities; to political action committees; and to state and local political parties including the name of the contributor, the date of the Political Contribution, the amount of the Political Contribution, and the Candidates or Officials. Callan may require an employee to demand the return of any (and evidence such return of) Political Contribution that Callan’s compliance officer shall deem to be in violation of Callan’s policies and procedures or Investment Advisers Act Regulation 206(4)- (5).
d.	Approval by Management
Senior management must review the Political Contributions disclosure prior to entering into an investment advisory agreement with a Governmental Entity. Senior management will not approve any such provision of investment advisory services, business transactions or participation in Callan Funds by any Governmental Entity of which a Political Contribution was made to a Candidate or Officer directly or indirectly by any employee within two years thereof. Senior management may make an exception in a case of any person who made the Political Contribution more than six months before becoming an employee of Callan and who does not solicit clients on behalf of Callan.
e.	Political Contributions of Third Party Solicitors
Callan does not engage in any relationships with third party solicitors to solicit governmental agency clients. Should our policy change, the third party solicitor would be required to comply with the Political Contribution Policy. See separate Solicitors Arrangements Policy for additional information on Third Party Solicitors.
7.	Other Policies
a.	Outside Interests and Relationships
Each employee must disclose to the CCO or his/her designee any material interest or relationship of such employee, whether business, financial or personal, that might present a conflict of interest with Callan’s clients or business.
b.	Gifts
In general, employees should not solicit, accept or give gifts (including meals, tickets, trips, accommodations, favors, or other benefits) of material value that could influence their decisions on behalf of Callan or its clients. Accordingly, no employee may solicit, accept, or give any cash or any non-cash gift of more than de minimis value from/to any person related to doing business with Callan.
c.	E-Mail, Social Media, and Other Electronic Communications
Callan's	policy provides that e-mail, instant messaging, social media postings, and other electronic communications
are	treated as written communications and that such communications must always be of a professional nature. Our
policy	covers electronic communications for the firm, to or from clients, and includes any personal e-mail
communications	within the firm and using Callan-provided and financially subsidized communication devices or
systems.	Personal use of the firm's e-mail and any other firm electronic systems is strongly discouraged. Also, all
firm	and client related electronic communications must be on the firm's systems, and use of personal e-mail
addresses	or other personal electronic communications for firm communications is prohibited.
Specifically,	posting of Callan, client or Callan-related information on social media sites including, without limitation,
Facebook,	Twitter and LinkedIn, other than simply an employee identification of his/her position at Callan as a general
matter	and not in the context of any type of advice or promotion, is expressly prohibited except as authorized as part of his/her responsibilities as Manager of Communications or his/her designee.

d.	Outside Communications
Employees must ensure that any advertising, marketing materials, and other written or oral communications outside Callan are professional, balanced, not misleading, and otherwise consistent with the provisions of this Code. Callan has adopted an Advertising Policy that describes more fully Callan’s policies and procedures concerning advertising and marketing materials generally.
8.	Violations

Each employee has a duty to report any actual or potential violations of this Code promptly to Callan’s CCO or his/her designee. No employee reporting a suspected violation of this Code in good faith will be subject to retaliation because of making of such report.

In the event it is determined that an employee has violated this Code, the CCO or his/her designee will report the violation to senior management. Senior management, in consultation with the CCO, will determine an appropriate sanction for the violation, which may range from a verbal or written reprimand to suspension or termination of employment and may include fines and disgorgement by the employee of any profit or benefit realized.

9. Training

Management is responsible for familiarizing employees with the policies and procedures described in this Code from time to time. The CCO or his/her designee will make him/herself available to assist employees with questions regarding this Code.

10. Amendment and Record Keeping

The CCO or his/her designee will review this Code on a periodic basis and update it as necessary or appropriate. The CCO or his/her designee will cause Callan to maintain the records regarding this Code required by Rule 204-2(a)(12) and (13) under the Advisers Act.

Exhibit A

Acknowledgement and Initial and Annual Information Statement

(Print Full Name)

1. Directorships and Other Positions in Entities Other Than Callan

The following is a list of all directorships and other positions that I hold in business organizations, partnerships, proprietorships, and trusts. (Please state “None”, if applicable.) This list also identifies any estate in which I serve as executor, if that estate is also a client of Callan’s.

	Name of	Principal Business	Period During Which
Position	Organization	Of Organization	Position Has Been Held

2. Directorships, and Officer or Other Executive Positions Held by Members of My Household

The following is a list of all directorships and officer or other C-level positions in business organizations held by members of my household in the past twelve months. (Please state “None” if applicable.)

	Name of	Principal Business	Person Holding
Position	Organization	Of Organization	The Position

3. Disciplinary History

Except as disclosed below, I have never:

A.	Been convicted of or pleaded guilty or nolo contendere (no contest) in a domestic, foreign or military court to any felony at all, or to any misdemeanor involving investments or fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or conspiracy to commit any of those offenses;
B.	Been enjoined by a domestic or foreign court in connection with any investment-related activity or been found to have been involved in a violation of investment-related statutes or regulations;
C.	Been dismissed, pursuant to a settlement agreement, from any investment-related civil action brought by a state or foreign regulatory authority;
D.	Been found by any federal or state, domestic or foreign regulatory agency to have made a false statement or omission or to have been dishonest, unfair or unethical; or to have been involved in a violation of investment-related laws or rules; or to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted;
E.	Had my own license or authority to conduct an investment-related activity denied, suspended, revoked or restricted by a domestic or foreign governmental or other regulatory body;
F.	Had a civil money penalty or a cease and desist order regarding an investment-related activity imposed on me;
G.	Had any other order regarding an investment-related activity entered against me by any foreign or domestic regulatory agency;
H.	Been found by a self-regulatory organization or commodities exchange to have made any false statement or omission or to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the sec);
I.	Otherwise been disciplined by a self-regulatory organization, commodities exchange or foreign financial regulatory authority; or
J.	Had my authorization to act as an accountant, attorney or federal contractor revoked or suspended.

[INSTRUCTIONS: On the following page, please indicate “None” if applicable. If any of the foregoing apply, please furnish a complete description of the disciplinary event, including, date, caption of the proceeding, the court or other body taking the action and a description of the charges and the outcome. If you are currently a party to a proceeding which could result in a “yes” answer to any of the above, please explain. No information needs to be given with respect to minor traffic offenses.]

Disciplinary History Disclosures (None or Describe):

4. Political Contributions

During the 24 month period ending with today’s date, I and/or my spouse/partner/household members have made, directly and indirectly, contributions, gifts, loans, subscriptions, advances, deposits of money, payments of debt or transition (inauguration costs), or provided anything else of value (a) to the following incumbents, candidates or successful candidates for elective office in a State or political subdivision of a State, and (b) to the following local political parties and political action committees in the following amounts not previously reported to Callan (State “None” or list):

Name of Recipient/			State/Political
Candidate/Official	Date	Office/Position	Subdivision	Amount

During the most recent 12 month period, I have NOT agreed to provide, directly or indirectly, any payment to any person to solicit a governmental entity for Callan services.

TRUE FALSE
If FALSE, explain_

5. Gifts

During the most recent 12 month period, I have NOT received any gifts from, or made any gifts to, clients or anyone related to doing business with the firm, other than gifts of nominal value.

TRUE FALSE
If FALSE, describe

6.	Client Complaints
I	have reported to the CCO all verbal and written complaints from Callan clients that I received since the date of my most recent compliance certification.

TRUE FALSE
If FALSE, explain_

7.	Use of Social Media
I	hereby certify that I have not posted any Callan client or Callan-related information on any social media sites, including,

without limitation, Facebook, Twitter, and LinkedIn, other than simply my name and position at Callan, as a general matter and not in the context of any type of advice or promotion.

8.	Observance of the Code
I	have read and I understand the Company’s Code. I am not aware of any facts or circumstances which indicate that I may not have observed the Code in all respects, except as disclosed below. (Please indicate “None”, if applicable. If you are aware of any facts or circumstances which indicate that you may not have observed the Code in all respects, please so indicate below, and the Company’s CCO will contact you for the details.)

9.	Compliance Policies and Procedures Manual
I	hereby certify that I have read and familiarized myself with Callan’s Compliance Policies and Procedures Manual.
10.	Certification and Undertaking to Keep Information Up-To-Date

I hereby certify that the information I have disclosed in this Information Statement is true to the best of my knowledge, information and belief. I undertake to keep the information set forth herein up-to-date by supplementary Information Statements directed to the attention of the CCO.

Signature

Print Name

Date

Exhibit B

Insider Trading Policy

General

Callan forbids employees to trade, either personally or on behalf of others, on material nonpublic information, or to communicate material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The prohibition extends to activities within and outside an employee’s duties at Callan.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider while in possession of material nonpublic information;
2.	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
3.	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If after reviewing this Policy an employee has any questions, the employee should consult the CCO or his/her designee.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, other service providers, and the employees of such organizations. According to the U.S. Supreme Court, the company must expect the service provider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the service will be considered a temporary insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” is generally defined as information that there is a substantial likelihood a reasonable investor would consider important in making his/her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information an employee should consider material includes, but is not limited to:

  Dividend changes;
  Earnings estimates;
  Changes in previously released earnings estimates;
  Significant merger or acquisition proposals or agreements;
  Major litigation;
  Liquidation problems; and
  Extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

  Civil injunctions;
  Treble damages;
  Disgorgement of profits;
  Jail sentences;
  Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
  Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy (or other provisions of the Code of which this Policy is a part) can be expected to result in serious sanctions by Callan, including termination of employment.

Procedures to Follow Upon Receipt of Material Nonpublic Information

If an employee believes he or she may be in possession of material nonpublic information, the employee should take the following actions:

1.	Report the matter immediately to the CCO or his/her designee, disclosing all information that the employee believes may be relevant.
2.	Unless approved by the CCO or his/her designee, refrain from purchasing or selling any security to which such information relates for the employee’s account or any account managed by Callan or its affiliates.
3.	Unless approved by the CCO or his/her designee, refrain from communicating the information to anyone within or outside our firm, other than the CCO or his/her designee. In addition, take care that the information is secure.
4.	Any questions about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action must be discussed with the CCO or his/her designee before the employee trades or communicates the information to anyone.

Additional Procedures To Implement Insider Trading Policy

Callan has adopted the following additional procedures to implement this Policy:

1.	This Policy is distributed, along with the Code, to all employees upon hire and requires a written acknowledgement by each employee.
2.	Employees must report to the CCO all business, financial, or personal relationships that may result in access to material nonpublic information.
3.	Access persons must disclose reportable securities in their personal accounts to the CCO or his/her designee, as provided in the Code.
4.	The CCO or his/her designee will review all reports by access persons.
5.	The CCO or his/her designee will provide guidance to employees on insider trading questions.
6.	This Policy will be reviewed, evaluated, and updated on a periodic basis by the CCO.
7.	The CCO or his/her designee will report any violation of this Policy to senior management for corrective and/or disciplinary action.
8.	The CCO or his/her designee is responsible for the implementation of this Policy.

Rev. 10/2015

Exhibit C

Reporting by Access Persons

Callan has identified the following individuals to be access persons (“Access Persons” or “access persons”): all Officers and Directors, TAG employees, Compliance employees, and TAG support staff, and general/specialist consultants from the following groups: Fund Sponsor Consulting,
Global Manager Research, Private Equity, Hedge Funds, Capital Markets Research, Real Assets
Consulting, as defined in Callan’s Code under section 5, and repeated below. Callan’s Code requires access persons to adhere to specific disclosure of certain personal assets, holdings, or interests, and assets and holdings in which he or she has an interest or access to. Additionally, all access persons are required to follow certain procedures when trading for his/her personal account(s) and account(s) in which he or she has an interest or access to. These disclosures and personal trading procedures are outlined below.

An access person: (1) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered fund for which
Callan or any of its affiliates acts as an investment adviser; or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

In the event any employee of Callan is currently or becomes an access person, each such employee must register their brokerage accounts with the Personal Securities Transaction (PST) module at
Callan’s software vendor, NRS, to allow Callan compliance review of reportable securities holdings and transactions and pre-clear any reportable security trades. This includes 401k Plan self-directed securities trading, securities in initial public offerings and in private placements as required by Rule
204A-1(b) and (c) under the Advisers Act.

For purposes of this Code, “reportable security” means a publicly-traded security or any security defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Advisers
Act”), except that it does not include: (1) direct obligations of the United States Government; (2)
bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by registered open-end funds (e.g., mutual funds, ETFs, and ETNs); or (5) shares issued by unit investment trusts that are invested exclusively in one or more of such open-end funds.

Requirements:

1	.	All access persons must notify Callan of all accounts in which he/she has a beneficial interest, including any accounts for immediate family or other entities whose holdings are not deemed exempt under the definition of “reportable securities.”
2	.	Access persons will be required to add his/her and related household members’ brokerage accounts which contain individual Reportable Securities to Callan’s software vendor’s (NRS)
site so that Compliance can monitor the holdings, and any related transactions, including pre-
clearing any trades.
3	.	The types of securities that Callan’s access persons need to report and obtain pre-approval for the purchase/sale of include (“Reportable Securities”): publicly-traded securities, including
401k Plan self-directed securities trading, securities in initial public offerings and in private placements as, required by Rule 204A-1(b) and (c) under the Advisers Act.

4.	Access persons will need to obtain preapproval to trade any Reportable Securities. To do this the access person will complete and submit a Pre-Clearance Form on the NRS PST module. Callan Compliance will review this Pre- Clearance and send either an approval or denial of the trade.

To meet these requirements, all access persons are provided instructions on how to register with the NRS PST module. To comply with requirement number 1 above, access persons must complete the “Access Persons Annual Compliance Certification” in the form of providing an attestation to the request from Callan Compliance.

Access Persons Annual Compliance Certification

(Print Full Name)

I hereby certify to Callan (“Callan” or the “Firm”) as follows:

1.	I have previously reported to Callan the names and relationships of all of my

Household Members3. TRUE

FALSE

Explain if False:

Identify household members if not previously reported (Names and relationship to you):

2	.	I have listed on my previously submitted Annual Certification or otherwise provided to Callan through the NRS PST module, the identity of all of my Reportable Accounts [4] and all of the privately held securities of any corporation, partnership or limited liability company, including securities in initial public offerings and private placements, owned beneficially or of record by me or any of my Household Members.
		TRUE	FALSE

Explain if False:

If not previously reported, indicate below that you will register such unreported accounts with the NRS PST module within 3 business days:

		TRUE	FALSE	_
(Print Full Name)

3	.	I have directed and caused my Household Members to direct me to register their brokerage
		accounts which contain		reportable securities with the NRS PST module and I have not revoked that direction.
		TRUE	FALSE

Explain if False:

4	.	For any personal brokerage account which I have divested myself of discretion/decision-making authority and do not register with the NRS site (i.e., blind trust), I confirm that I have not directed any purchase or sale of securities, made suggestions to- or consulted with-the asset manager of such account regarding the allocation of investments in such account
		TRUE	FALSE
Explain if False:

5	.	I have complied with Callan’s insider trading policies and procedures and certify that I have not
		directly or indirectly		traded in securities on the basis of, or disclosed to any other person, material nonpublic information.
		TRUE	FALSE

Explain if False:					_

I hereby certify to Callan that to the best of my knowledge the foregoing information is true, complete and correct.

Signature

Print Name

Date